Exhibit 1.1

[CHINA EASTERN AIRLINES CORPORATION LIMITED LOGO]

(A joint stock limited company incorporated in the People’s Republic of
China with limited liability)
(Stock code: 670)

Overseas Regulatory Announcement

This announcement is made pursuant to Rule 13.09(2) of the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited.

This announcement is made pursuant to the request of the Shanghai Stock Exchange.

Recently, certain press reported that relevant authority of the PRC government will inject capital in the amount of RMB10,000 million to RMB20,000 million to the three largest airlines corporations (China National Aviation Holding Company, China Eastern Air Holding Company (“CEA Holding”) and China Southern Air Holding Company).

According to the above press reports, the board of directors (the “Board”) of China Eastern Airlines Corporation Limited (the “Company”) makes a special statement as follows:

The above reports only involve CEA Holding, the controlling shareholder of the Company, and is not related to the Company, and the Board of the Company will not make any confirmation or comments on the said press reports. The Company has made enquiry to CEA Holding and as at the date of the publication of this announcement, CEA Holding has not received any written documents regarding capital injections from the relevant PRC government authority.

Save as disclosed above, the Board of the Company confirms that no information that is required to be disclosed pursuant to the requirements of the Listing Rules of the Shanghai Stock Exchange have not been disclosed.

The Board of the Company cautions shareholders of the Company and prospective investors to note the investment risks upon trading the shares of the Company.

This announcement is made pursuant to Rule 13.09(2) of the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited.

By order of the board of the directors of
CHINA EASTERN AIRLINES
CORPORATION LIMITED
Luo Zhuping
Director and Company Secretary

The Company’s directors as at the date of this announcement are:

Li Fenghua (Chairman, Executive Director)
Cao Jianxiong (President, Executive Director)
Luo Chaogeng (Executive Director)
Wan Mingwu (Executive Director)
Zhong Xiong (Non-executive Director)
Luo Zhuping (Executive Director)
Hu Honggao (Independent non-executive Director)
Peter Lok (Independent non-executive Director)
Wu Baiwang (Independent non-executive Director)
Zhou Ruijin (Independent non-executive Director)
Xie Rong (Independent non-executive Director)

Shanghai, the PRC
16 January 2007